UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2009

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On September 21, 2009, the United States Court of Appeals for the Second Circuit (“Second Circuit”) issued a decision in two cases involving the Tennessee Valley Authority (“TVA”) and certain other power generating entities with coal-fired plants.

The first case is State of Connecticut, State of New York, People of the State of California ex rel. Attorney General Bill Lockyer, State of Iowa, State of New Jersey, State of Rhode Island, State of Vermont, State of Wisconsin, and City of New York v. American Electric Power Company Inc., American Electric Power Service Corporation, Southern Company, TVA, XCEL Energy, Inc., and Cinergy Corporation.

The second case is Open Space Institute, Inc., Open Space Conservancy, Inc., Audubon Society of New Hampshire v. American Electric Power Company Inc., American Electric Power Service Corporation, Southern Company, TVA, XCEL Energy, Inc., and Cinergy Corporation.

The two lawsuits were filed in the United States District Court for the Southern District of New York alleging that global warming is a public nuisance and that carbon dioxide emissions from fossil-fuel electric generating facilities should be ordered abated because they contribute to causing the nuisance.  The second lawsuit also alleged private nuisance.  In September 2005, the district court dismissed both lawsuits, holding that they raised political questions that should not be decided by the courts.  The plaintiffs in both cases (collectively, the “Plaintiffs”) appealed to the Second Circuit.
The Second Circuit held that:  (1) Plaintiffs’ claims do not present non-justiciable political questions;  (2) Plaintiffs have standing to bring their claims; (3)  Plaintiffs state claims under the federal common law of nuisance; (4)  Plaintiffs’ claims are not displaced; and (5)  the discretionary function exception does not provide TVA with immunity from suit.  Accordingly, the Second Circuit vacated the judgment of the district court and remanded the cases to the district court for further proceedings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2009	Tennessee Valley Authority
(Registrant)

/s/ Kimberly S. Greene
Kimberly S. Greene
Chief Financial Officer and Executive Vice President, Financial Services